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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Evercom, Inc. (formerly Talton Holdings, Inc.) on Form S-1 of our report dated March 18, 1998 with respect to the consolidated financial statements of Evercom, Inc. and subsidiaries as of December 31, 1996 and 1997, and the one month period ended December 31, 1996, and the year ended December 31, 1997; our report dated April 4, 1997, with respect to the financial statements of AmeriTel Pay Phones, Inc. as of November 30, 1996 and for the eleven months ended November 30, 1996; our report dated April 4, 1997 with respect to the consolidated financial statements of Talton Telecommunications Corporation and subsidiary as of November 30, 1996, and for the eleven months ended November 30, 1996; our report dated October 10, 1997, with respect to the consolidated financial statements of Security Telecom Corporation as of June 30, 1997 and for the six-month period ended June 30, 1997; our report dated December 12, 1997 with respect to the financial statements of InVision Telecom, Inc. as of December 31, 1996 and September 30, 1997 and for each of the two years ended December 31, 1996 and 1995, and for the nine months ended September 30, 1997; all appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading of "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Dallas, Texas
September 9, 1998